Exhibit 4.10

SUMMARY OF LEASE AGREEMENTS

Supplement to lease agreements dated May 28, 2000; August 21, 2000; February 20, 2003 and November 1, 2005 (together: the “Integrated Contract”)

1.	Signing date: May 7, 2007

2.	Parties:
Ef-Shar Ltd., Israel ("Efshar")
Nova Measuring Instruments Ltd. ("Nova")

3.	The premises
Certain areas in building 22, Weizmann Scientific Park, Ness-Ziona, Israel (4,538 square meters ).
Certain areas in buildings 16 and 18, Weizmann Scientific Park, Ness-Ziona, Israel (686 square meters).
Total square meters: approximately 5,224.
Parking areas.

4.	Lease period
The lease period is extended until January 31, 2013 (the “Extended Period”) as follows: The lease period of the areas in buildings 16 and 18 is extended for a period beginning on January 16, 2008 and ending on January 31, 2013.
The lease period of the area of 218 square meters in building 22 is extended for a period beginning on January 1, 2011 and ending on January 31, 2013.
The lease period of the rest of the leased area of building 22 is extended for a period beginning on February 1, 2008 and ending on January 31, 2013.
Nova has the option to terminate the lease beginning at any time on or after January 31, 2011 (“Exit Stop”), subject to an unconditional and unrestricted written notice which will be received by Efshar at least 180 days prior to the requested Exit Stop.

5.	Option for additional lease period
Nova has an option to extend the lease for an additional lease period beginning on February 1, 2013 and ending on January 31, 2016 (the “Additional Extended Period”), subject to the fulfillment of the terms of the Integrated Contract, and with at least 180 days prior written notice.
The lease payments for the Additional Extended Period will equal the lease payments for the last month of the Extended Period plus an additional 10% plus linkage differentials and VAT.

6.	Lease payments
An amount in NIS equal to US$10.9 per month per square meter (calculated according to the known exchange rate on the date of each payment), plus VAT (the “Lease Payments”).
The Lease Payments will be applicable for the last quarter of the current lease periods and will be paid as follows:
For the areas in buildings 16 and 18, for the period beginning on October 16, 2007 and ending on January 15, 2008.
For the area of 218 square meters in building 22, for the period beginning on October 1, 2010 and ending on December 31, 2010.
For the rest of the area of building 22, for the period beginning on November 1, 2007 and ending on January 31, 2008.
Nova will pay customary maintenance fees with respect to the relevant building or part of the building (plus VAT and linkage differentials).

7.	Guarantees
The validity of the guaranties given by Nova pursuant to the Integrated Contract will be extended by Nova, in order to secure Nova’s undertakings under this supplement.

8.	Parking Areas
During the Extended Period Nova will be permitted to continue to use, for parking purposes only, 93 parking spots that Nova has been using under the terms of the lease agreements to date in the parking areas of buildings 22 and 12-18, and at no cost. Efshar will have the right to change the location of such parking spots at any time and in its sole discretion, subject to providing Nova prior notice of such changes.

9.	Insurance
According to the Integrated Contract.

10.	Appendixes
Drawings of the buildings and the leased areas; Drawings of the parking areas.

Subject to the arrangements under this supplement, all the provisions of the Integrated Contract will apply to the Additional Extended Period.

Lease agreement dated November 1, 2005

Supplement to lease agreements dated May 28, 2000; August 21, 2000 and February 20, 2003 (together: the "Integrated Contract").

1.	Signing date: November 1, 2005

2.	Parties:
Ef-Shar Ltd., Israel ("Efshar")
Nova Measuring Instruments Ltd. ("Nova")

3.	The premises
Certain areas in building 22, Weizmann Scientific Park, Ness-Ziona, Israel (218 square meters, including 10 square meters for use as a warehouse) (the “Premises”).
The area will be transferred AS IS (subject to Efshar’s commitment to fix the floor of the area that is 208 square meters) and construction will be done by Nova and at Nova’s expense.

4.	Lease period
The lease period will begin on the earlier of January 1, 2006 or on the completion of construction and will end on December 31, 2011.
Nova has an option to terminate the lease period for the Premises on January 31, 2008 subject to certain conditions, including prior written notice no later than July 31, 2007, and the payment of certain compensation for the early termination.

5.	Lease payments
For the area of 208 square meters in building 22: NIS10,136 per month (calculated based on US$10.5 multiplied by 208 square meters at the exchange rate of US$1 = NIS4.641), plus VAT, and linked to the Consumer Price Index (General) published on October 15, 2005 for the month of September 2005 (102.5 points, base 2002).
For the warehouse area: NIS371 per month (calculated based on US$8 multiplied by 10 square meters at the exchange rate of US$1 = NIS4.641), plus VAT, and linked to the Consumer Price Index as detailed above.
Maintenance fees as set forth in the Integrated Contract and according to the customary maintenance fees with respect to this building.

6.	Guarantees
The validity of the guarantees given by Nova pursuant to the Integrated Contract will be extended by Nova, in order to secure Nova’s undertakings under this agreement. In addition, Nova will provide an autonomous bank guarantee in the sum of NIS86,893, linked to the Consumer Price Index as detailed above, in order to secure its undertakings under this agreement and the Integrated Contract.

7.	Insurance
Nova will supplement its current insurance coverage with insurance specifically covering the additional area of 218 square meters.
Insurance for the construction work and “all risks” insurance, Property insurance, Third Party insurance and Employer liability insurance.

8.	Special provisions for the lease of the warehouse area
The lease of the warehouse is only for the use of such warehouse as a service area and as such, Nova agrees to vacate the premises of the warehouse if the relevant authorities so require, and Nova waives in advance any claims it may have in connection with such requirement to vacate. In such a case, the term of the lease of the warehouse will terminate.

9.	Appendixes
Drawings of the building and the leased area; Insurance.
The lease terms for the lease of the Premises will be the same terms as are in the Integrated Contact, unless otherwise specified in this agreement.

Lease agreement dated February 20, 2003

Supplement to lease agreements dated May 28, 2000 and August 21, 2000 (together: the "Integrated Contract").

1.	Signing date: February 20, 2003

2.	Parties:
Ef-Shar Ltd., Israel ("Efshar")
Nova Measuring Instruments Ltd. ("Nova")

3.	The premises
Certain areas in building 22, Weizmann Scientific Park, Ness-Ziona, Israel (4,320 square meters ).
Certain areas in buildings 16-18, Weizmann Scientific Park, Ness-Ziona, Israel (686 square meters ).
Parking areas.
The definition of “Leased Premises” is revised from the definition in previous agreements to include only 4,320 square meters in building 22 and an additional 686 square meters in buildings 16-18.

4.	Lease period
The lease period will terminate on January 15, 2008.

5.	Lease payments
The lease payments for the certain areas in buildings 16-18 will be subject to the terms in the earlier agreement for the lease of the previous premises, and the lease payments will be in an amount equal to NIS34,129 per month, linked to the April 2000 index (105.8 points, base 1998), plus VAT.

6.	Parking areas
Nova will receive a corresponding 14 parking spots in buildings 12-20 for the areas being leased in building 16-18.

7.	Waiver of claims
The parties waive all claims each may have against the other that may arise in connection with the construction work as defined in the agreement.

8.	Appendixes
Drawings of the building and the leased area.

Lease agreement dated August 21, 2000

Supplement to lease agreement dated May 28, 2000.

1.	Signing date: August 21, 2000

2.	Parties:
Ef-Shar Ltd., Israel ("Efshar")
Nova Measuring Instruments Ltd. ("Nova")

3.	The premises
As defined in the lease agreement dated May 28, 2000. This supplement includes amendments to the schedule for transferring the areas covered by the agreement dated May 28, 2000 as initially set out in the lease agreement dated May 28, 2000.

4.	Lease payments
NIS49.75 per square meter.

5.	Option for additional lease period
In the event that Nova will not exercise its option to extend the first lease period, then, on a date no later than 180 days prior to the termination of the initial lease period, Nova will pay Efshar NIS234,853, linked to the Consumer Price Index (General) published before May 28, 2000, plus VAT.

6.	In addition to the compensation for early termination of the agreement that was agreed to in the May 28, 2000 agreement, there will be an additional amount of compensation equal to NIS293,706, linked to the basic index, plus VAT.

Lease agreement dated May 28th, 2000

1.	Parties:
Ef-Shar Ltd, Israel ("EfShar")
Nova Measuring Instruments Ltd ("Nova")

2.	The premises
Building 22, Weizmann Science Park, Rehovot, Israel
Total square meters: presently, approximately 7,770.

3.	Occupation schedule
On the transfer date EfShar shall transfer to Nova no less than 4,500 square meters. No later than 6 moths from the transfer date EfShar shall transfer to Nova an addition approximately 600 square meters.
No later than 12 moths from transfer date EfShar shall transfer to Nova an addition approximately 850 square meters.
No later than 18 moths from transfer date EfShar shall transfer to Nova an addition approximately 850 square meters.
No later than 24 moths from transfer date EfShar shall transfer to Nova an addition approximately 970 square meters.

4.	Leasing period
The lease period will be for 72 months commencing 30 days after the transfer date Nova has the ability to terminate the lease after 60 months with prior written notice of no late than 54 months into the lease period.
Nova has the ability to terminate the lease after 36 months by finding an alternative lessee on the same terms as the lease agreement.
Nova has an option to extend the leasing period for an additional 60 months with prior written notice of at least 180 days prior to the end of the initial leasing period.

5.	Cost of leasehold improvements

Nova will bear the costs of leasehold improvements. EfShar will participate in a cost of NIS1,259.4 plus VAT per square meters.

6.	Rent Payments
NIS49.12 plus VAT per month per square meters.
Maintenance fees shall be in the same amounts generally paid in the Weizmann Science Park (based on EfShar cost + 15%).

7.	Advances and guarantees
Advance – 3 months rent and maintenance fees for the initial 4500 square meters transferred as a deposit, paid on the agreement signing date. This advance will be deducted from the first lease payment according to the agreement.
Commencing on the fourth month of the lease period Nova shall pay the rent payments and maintenance fees in advance for the following three months on the 1st of every third month.
Guarantee – Nova will issue a bank guarantee for this lease in the amount equal to 6 months of rent payments and maintenance fees plus VAT.

8.	Appendixes
Drawing of the position of the building in the park; Drawings of the building; Schedule of specifications; Insurance.